UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2008

Exact Name of Registrant as Specified
in its Charter, State of
Commission	Incorporation, Address of Principal	IRS Employer
File Number	Executive Offices and Telephone Number	Identification No.
1-11607	DTE Energy Company	38-3217752
(a Michigan corporation)
2000 2nd Avenue
Detroit, Michigan 48226-1279
313-235-4000
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Annual Incentive Plan
On February 25, 2008, the Organization and Compensation Committee of the DTE Energy Company (“Company”) Board of Directors approved 2008 performance measures and targets for Anthony F. Earley Jr., David E. Meador, Gerard M. Anderson and Bruce D. Peterson under the Company’s Annual Incentive Plan (“AIP”). These named executive officers and other executives may receive cash awards under the AIP. For 2008, the AIP has seven annual measures for Messrs. Earley, Meador, Anderson and Peterson weighted as follows in determining the total annual incentive award: Company earnings per share (30%), Company cash flow (30%), customer satisfaction improvement (10%), MPSC complaint reduction improvement (10%), safety (10%), diversity hiring minority (5%) and diversity hiring female (5%).
On February 25, 2008 the Organization and Compensation Committee also approved AIP performance measures and targets for Robert J. Buckler, a named executive officer. For 2008, the AIP has eight annual measures for Mr. Buckler weighted as follows in determining the total annual incentive award: Detroit Edison net income (20%), Detroit Edison cash flow (20%), customer satisfaction improvement (15%), MPSC complaint reduction improvement (15%), Company earnings per share (10%), safety (10%), diversity hiring minority (5%) and diversity hiring female (5%). Detroit Edison is a wholly owned subsidiary of the Company.
Based on market comparisons, each officer position is assigned a target award expressed as a percentage of base salary. Targets for these officers range from 60% to 100%, including the Chief Executive Officer. Award amounts paid to each officer are determined as follows: (1) The executive’s most recent year-end base salary is multiplied by an AIP target percentage to arrive at the target award; (2) the overall performance payout percentage, which can range from 0% to 175%, is determined based on final results compared to threshold, target and maximum levels for each objective; (3) the target award is then multiplied by the performance payout percentage to arrive at the calculated award; and (4) the calculated award is then adjusted by an individual performance modifier (assessment of an individual executive’s achievements for the year), which can range from 0% to 150%, to arrive at the final award.
Long-Term Incentive Plan
On February 25, 2008, the Organization and Compensation Committee of the Company’s Board of Directors approved 2008 performance measures and targets for executive officers under the DTE Energy Company 2006 Long Term Incentive Plan (“LTIP”). The LTIP, which was approved by our shareholders, rewards long-term growth and profitability by providing a vehicle through which officers, other key employees and outside directors may receive stock-based compensation. Stock-based compensation directly links individual performance with shareholder interests. Based on market comparisons, each officer position is assigned a target award expressed as a percentage of base salary. The target award may be modified by the Organization and Compensation Committee and is then delivered in the form of restricted stock, stock options and performance shares. Targets for these officers range from 115% to 275%, including the Chief Executive Officer.
Performance shares: Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination thereof, depending on the level of achievement of performance measures. The performance measurement period for the 2008 award is January 1, 2008 through December 31, 2010. Payments earned under the 2008 award can range from 0% to 200% of target, based upon achievement of three corporate performance measures weighted as follows: (1) balance sheet health (20%), (2) total shareholder return vs. total shareholder return of peer group companies (40%), and (3) business unit specific measures (40%). For Messrs. Earley, Meador, Anderson and Peterson, the business unit specific measure is Company earnings per share growth rate. For Mr. Buckler, the business unit specific measure is Detroit Edison’s average return on equity.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 29, 2008

DTE ENERGY COMPANY (Registrant)
/s/Larry E. Steward
Larry E. Steward
Vice President